Exhibit 10.1

EXHIBIT 10.1: MATERIAL CONTRACTS

Advisor Consulting Agreement (Template)

I. THE PARTIES. This Consulting Agreement ("Consulting Agreement") is made effective as of this _____ day of _________________, 2024, by and between:

________________________, with a mailing address care of ____________________________ _________________________________________ ("Consulting Company"); and
________________________, with a mailing address care of _____________________________________________________________________ ("Designated Consultant") (collectively "Consultants"); and

MineralRite Corporation, with the mailing address of 325 N. St. Paul Street - Suite 3100, Dallas, TX 75201 ("RITE"), (each individually a "Party" and collectively the "Parties").

II. SERVICES. Consultants agree to provide the following Services:

, in concert with and on behalf of RITE ("Services").

III. TERM. This Consulting Agreement shall commence upon execution, and shall retroactively cover the period starting on ______________ ___, 2024, when Consultants' services were first informally engaged, and shall continue until such time as RITE determines in its sole discretion that Consultants' services will no longer be required; provided, however, that the minimum term of engagement shall be no less than twelve (12) months. Subject to the aforementioned minimum term, the Parties may terminate this Consulting Agreement on ninety (90) days' written notice. Any and all compensation earned or being earned by Consultants' during the term of this Consulting Agreement which, for any reason, may be outstanding or otherwise due, payable, inuring or accruing to Consultants', or, for whatever reason, be uncalculated, in process, or unpaid at the time of termination of this Consulting Agreement, shall continue to inure to the benefit of Consultants', shall continue to be paid, in process, due and payable in accordance with their terms of such payment, shall remain the sole property of Consultants, and shall only be deemed fully paid when indeed they have been paid in full.

IV. COMPENSATION. In consideration for the Services provided, Consultants will be paid:

a.) a consulting rate of _______________________________($_________.____) per month, which shall be paid to Consulting Company and Consulting Company will be responsible for making payment to Designated Consultant pursuant any agreement reached by and between Consulting Company and Designated Consultant without input, influence or direction from RITE: and

b.) as shall be determined on a mutually agreeable, case by case basis, when and if called upon by RITE to render Services.

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V. PAYMENT METHOD. Consultant shall be paid, in accordance with section IV, by any mutually acceptable electronic mean to effectuate the transfer of funds, including but not limited to, bank wire, ACH and Zelle, or in any other mutual agreeable fashion as may be determined by the Parties from time to time.

VI. ENGAGEMENT FEE AND FURTHER TERMS. As an integral component and inducement for the Parties to enter into this Consulting Agreement, Consultants and RITE hereby further agree that:

a.) RITE shall sell to Consultants, or their assigns, a ___-year, assignable, non-cancellable, contractual right to purchase ________________________________ (_______) shares of RITE Convertible Preferred Class C stock, at a price of _________________($______.___) per share;

b.) each such contractual right, as described herein, shall cost Consultant _______ USD ($___.00), such that the total sum of all such rights being purchased and sold herein shall be the total of ___________________________ and no/100 USD ($_______.___);

c.) each such share of RITE Convertible Preferred Class C shall allow holder to convert said share, at holder's sole discretion, into the equivalent of four hundred thousand (400,000) common shares of RITE as such common shares exist at the effective date of this Consulting Agreement (as may be adjusted from time to time by any and all corporate actions or reorganizations that RITE might undergo during the term covered by these aforementioned contractual rights);

d.) pursuant to the agreed upon exercise price of each such right, allowing the holder to buy each share of Convertible Preferred Class C at the afore stated price, the Parties hereby acknowledge and agree that Consultant shall gain no economic benefit in the purchase of said rights since the financial value of each Convertible Preferred Class C share exactly equates to the financial value of the underlying RITE common shares at the time this Consulting Agreement is executed (400,000 shares X $__________ per share = $_________.___), and in fact, actually subjects Consultant to the additional financial costs and risks associated with his cost to acquire such contractual rights, the conversion thereof, and the restrictions associated therewith (including but not limited to the afore stated cost of acquisition of the assignable, non-cancellable contractual right of purchase being paid by Consultant); and

e.) the fee that Consultants are paying for the acquisition of these rights has been negotiated in a fair and equitable manner by the Parties and is directly related to the cost of RITE stock trading in the market at the effective date of this Consulting Agreement.

Consultants and RITE further agree that the option premium being paid for the rights that Consultants are purchasing, and RITE is selling pursuant to this paragraph shall be transacted in a prompt fashion, and the Parties will cause their respective books and records to reflect the terms of this transaction.

VII. CONTINGENCY AND TRANSACTION FEES. In addition to the compensation and engagement fee and further terms, and as a further integral component and inducement for the Parties to enter into this Consulting Agreement, the Parties further understand and acknowledge that additional contingency-based or transaction-based fees may be earned by Consultants during the term of this Consulting Agreement, as they may be negotiated and agreed to by the Parties from time to time in the normal course of the performance of Consultants' Services, and Consultants and RITE hereby acknowledge and agree that all such fees will be reasonable and customary and within the range of that which will be considered industry standard for similar such transactions.

VIII. EXPENSES. RITE shall be responsible for all pre-approved, or otherwise reasonable, normal and customary expenses related to Consultants' engagement to provide the requested Consulting Services under this Consulting Agreement. This includes, but is not limited to, supplies, equipment, travel, operating costs and business costs incurred in connection with the Consulting Services provided by Consultants including

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out-of-pocket expenses. RITE agrees to pay Consultants within thirty (30) days of receiving notice of any expense directly associated with said Consulting Services. Upon request by RITE, Consultants may have to show receipt(s) or proof(s) of purchase for said expense.

IX. DISPUTES. If any dispute arises under this Consulting Agreement, Consultants and RITE shall negotiate in good faith to settle such dispute. If the Parties cannot resolve such disputes themselves, then any Party may submit the dispute to mediation by a mediator approved by all Parties. If the Parties cannot agree with any mediator or if any Party does not wish to abide by any decision of the mediator, they shall submit the dispute to binding arbitration. The costs of the arbitration proceeding shall be borne according to the decision of the arbitrator, who may apportion costs equally or in accordance with any finding of fault or lack of good faith of any Party.

The Arbitration tribunal shall be comprised of three Arbitrators, one appointed by each Consultants and RITE, and the third appointed by the prior two arbitrators. The Arbitration shall be governed by the rules of the American Arbitration Association. English shall be the language of the Arbitration proceedings. Exclusive venue, jurisdiction and applicable law for the Arbitration shall be governed by Sections XX below.

The Parties acknowledge and agree that evidence presented in Arbitration shall be limited in its entirety to that contained in this Agreement and a compendium (hereinafter the "Compendium") that is limited to and consists of: (i) this Agreement; (ii) banking advise of payments by the Parties; (iii) the accounting for the specific transaction or right that relates specifically to the scope and subject matter of the Arbitration; and such accounting shall be deemed definitive absent an Arbitrator’s assertion and showing of cause, agreed to by the Arbitration tribunal, that such accounting is materially and knowingly fraudulent.

The Compendium shall not consist of written or oral communications, recorded or not, including but not limited to missives, emails, texts, letters, notes, and the like, unless explicitly agreed to be admitted as evidence in the Arbitration by the Parties. Absent mutual agreement, the foregoing shall have no bearing, hearing, viewing or reference whatsoever in any Arbitration proceeding.

The Parties agree that the Compendium shall constitute the sole and exclusive repository and source of documents that the Parties may access, reference, or use as evidence in connection with any dispute related in any manner to this Agreement. The Parties agree that this Agreement and the Compendium, shall not be disclosed, disseminated, published, or otherwise made available to any person or entity other than the Parties or as stated herein, in any manner absent operation of law or as required for legal compliance by third parties. Any Arbitration tribunal and or its constituent Arbitrators shall only be provided conforming locked electronic PDF copies of this Agreement, and then only to the extent required by the nature and scope of the Arbitration. Access to the Compendium may only be granted after each Arbitrator and each Party’s legal counsel and/ or auditors first sign a Non-Disclosure & Confidentiality Agreement, acceptable to the Parties, strictly prohibiting the revelation, dissemination or publication of the existence, terms and conditions of this Agreement and the related Compendium, in whole or in part, to that absolutely necessary for the resolution of the matter in Arbitration.

Further, the Parties agree that, in any dispute resolution proceeding in connection herewith, be it mediation, arbitration or confirmation of an arbitral award in a court of law, they shall not seek discovery through request for production, interrogatory, admissions, e-discovery (emails, text or otherwise) or deposition of the Parties or any of their respective affiliates or their board members, advisory board members, consultants, legal advisors, auditors, employees, agents and or representatives.

The Parties acknowledge and agree that any deviation from the dispute resolution protocols enumerated above shall result in the deviating Party immediately forfeiting any and all rights to remuneration as

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described in this Agreement. The Parties acknowledge and agree that the prohibitions and obligations imposed in this paragraph constitute critical and material consideration in the Parties’ decision to enter into this Agreement.

X. LEGAL NOTICE. All notices required or permitted under this Consulting Agreement shall be in writing and shall be deemed delivered when delivered in-person or deposited in the United States Postal Service via Certified Mail with return receipt to the mailing address specified in Section I, as may be adjusted by the respective Party from time to time.

XI. RETURN OF RECORDS. Upon termination of this Consulting Agreement, Consultants shall deliver all records, notes, and data of any nature that are in Consultants' possession or under Consultants' control and that are the property of RITE or relate to RITE's business.

XII. WAIVER OF CONTRACTUAL RIGHT. The failure of any Party to enforce any provision of this Consulting Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Consulting Agreement.

XIII. INDEPENDENT CONTRACTOR STATUS. Consultants, under the code of the Internal Revenue (IRS), are independent contractors and neither Consultants' employees or contract personnel are, or shall be deemed, RITE's employees. In its capacity as an independent contractor, Consultants agrees and represents:

a.) Consultant has the right to perform Services for others during the term of this Consulting Agreement;

b.) Consultant has the sole right to control and direct the means, manner, and method by which the Services required under this Consulting Agreement will be performed; Consultant shall select the routes taken, starting and ending times, days of work, and order in which the work is performed;

c.) Consultant has the right to hire assistant(s) as subcontractors or to use employees to provide the Services under this Consulting Agreement.

d.) Neither Consultant nor Consultants' employees or personnel shall be required to wear any uniforms provided by RITE;

e.) The Services required by this Consulting Agreement shall be performed by Consultants, Consultant's employees or personnel, and RITE will not hire, supervise, or pay assistants to help Consultants;

f.) Neither Consultants nor Consultants' employees or personnel shall receive any training from RITE for the professional skills necessary to perform the Services required by this Consulting Agreement; and

g.) Neither Consultants nor Consultants' employees or personnel shall be required by RITE to devote full-time to the performance of the Services required by this Consulting Agreement.

XIV. STATE AND FEDERAL LICENSES. Consultants represent and warrants that all employees and personnel associated shall comply with federal, state, and local laws requiring any required licenses, permits, and certificates necessary to perform the Services under this Consulting Agreement.

XV. PAYMENT OF TAXES. Under this Consulting Agreement, RITE shall not be responsible for:

a.) Withholding FICA, Medicare, Social Security, or any other Federal or State withholding taxes from Consultants' payments to employees or personnel or make payments on behalf of Consultants;

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b.) Making Federal and/or State unemployment compensation contributions on Consultants' behalf; and

c.) Making payments of taxes incurred while performing the Services under this Consulting Agreement, including all applicable income taxes and, if applicable, all applicable self-employment taxes. Upon demand, Consultants shall provide RITE with proof that such payments have been made.

XVI. CONSULTANTS' EMPLOYEES’ COMPENSATION. If Consultants employ personnel, Consultants shall be solely responsible for the following:

a.) Employee Benefits. Consultants understand and agree that they are solely responsible and shall be liable to all benefits that are provided to their employees, including, but not limited to, retirement plans, health insurance, vacation time-off, sick pay, personal leave, or any other benefit provided.

b.) Unemployment Compensation. Consultants shall be solely responsible for the unemployment compensation payments on behalf of their employees and personnel. Consultants shall not be entitled to unemployment compensation with the Services performed under this Consulting Agreement.

c.) Workers’ Compensation. Consultants shall be responsible for providing all workers' compensation insurance on behalf of their employees. If Consultants hire employees to perform any work under this Consulting Agreement, Consultants agrees to grant workers' compensation coverage to the extent required by law. Upon request by RITE, Consultants must provide certificates proving workers' compensation insurance at any time during the performance of the Services.

XVII. INDEMNIFICATION. Consultant shall release, defend, indemnify, and hold harmless RITE and its officers, agents, and employees from all suits, actions, or claims of any character, name, or description including reasonable Consultant fees, brought on account of any injuries or damage, or loss (real or alleged) received or sustained by any person, persons, or property, arising out of services provided under this Consulting Agreement or Consultant's failure to perform or comply with any requirements of this Consulting Agreement including, but not limited to any claims for personal injury, property damage, or infringement of copyright, patent, or other proprietary rights. RITE reserves the right to retain whatever funds which would be due to Consultants under this Consulting Agreement until such suits, action or actions, claim or claims for injuries or damages as aforesaid shall have been settled and satisfactory evidence to that effect furnished.

XVIII. CONFIDENTIALITY & PROPRIETARY INFORMATION. Consultants acknowledge that it will be necessary for RITE to disclose certain confidential and proprietary information to Consultants in order for Consultants to perform their duties under this Consulting Agreement. Consultants acknowledge that disclosure to a third (3rd) Party or misuse of this proprietary or confidential information would irreparably harm RITE. Accordingly, Consultants will not disclose or use, either during or after the term of this Consulting Agreement, any proprietary or confidential information of RITE without RITE's prior written permission except to the extent necessary to perform the Services on RITE's behalf.

Proprietary or confidential information includes, but is not limited to:

a.) The written, printed, graphic, or electronically recorded materials furnished by RITE for Consultant to use which has been properly designated as described in the following paragraph;

b.) Any written or tangible information stamped "confidential," "proprietary," or with a similar legend, or any information that Client makes reasonable efforts to maintain the secrecy of, business

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or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries and improvements of any kind, sales projections, and pricing information; and

c.) Information belonging to customers and suppliers of RITE about whom Consultants gained knowledge as a result of Consultants’ Services to RITE.

Upon termination of Consultants' Services to RITE, or at RITE's request, Consultants shall deliver all materials to RITE in Consultants' possession relating to RITE's business. Consultants acknowledge any breach or threatened breach of confidentiality under this Consulting Agreement will result in irreparable harm to RITE for which damages would be an inadequate remedy. Therefore, RITE shall be entitled to equitable relief, including an injunction, in the event of such breach or threatened breach of confidentiality. Such equitable relief shall be in addition to RITE's rights and remedies otherwise available at law.

XIX. ASSIGNMENT AND DELEGATION. Consultants may assign rights and may delegate duties under this Consulting Agreement to other individuals or entities acting as a subcontractor ("Subcontractor"). Consultants recognize that they shall be liable for all work performed by the Subcontractor and shall hold RITE harmless of any liability in connection with their performed work.

Consultants shall be responsible for any confidential or proprietary information that is shared with the Subcontractor in accordance with this section. If any such information is shared by the Subcontractor to third (3rd) parties, Consultants shall be made liable.

XX. GOVERNING LAW. This Consulting Agreement shall be governed under the laws of the State of Texas.

XXI. SEVERABILITY. This Consulting Agreement shall remain in effect in the event a section or provision is unenforceable or invalid. All remaining sections and provisions shall be deemed legally binding unless a court administers that any such provision or section is invalid or unenforceable, thus limiting the effect of another provision or section. In such case, the affected provision or section shall be enforced as so limited.

XXII. ENTIRE CONSULTING AGREEMENT. This Consulting Agreement, along with any attachments or addendums, represents the entire Consulting Agreement between the Parties. Therefore, this Consulting Agreement supersedes any prior Consulting Agreements, promises, conditions, or understandings between RITE and Consultant. This Consulting Agreement may be modified or amended if the amendment is made in writing and is signed by all Parties.

(Signature Page to Follow)

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IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement on the dates written hereunder.

Consulting Company Signature:

, its	Date

Designated Consultant's Signature:

Date

MineralRite Corporation Signature:

/s/ James Burgauer

James Burgauer, its President	Date

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